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Exhibit 23 - Consent of Independent Public Accountants



                          Independent Auditor's Consent



We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-75959 and 333-75961) of North Country Financial Corporation of our report dated January 26, 2001, relating to the consolidated balance sheets of North Country Financial Corporation and Subsidiaries, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, which report is included in the 2000 Annual Report of North Country Financial Corporation and to the continued reference to our firm as experts in the prospectus which is a part of the Registration Statements.



/s/  Wipfli Ullrich Bertelson LLP

Wipfli Ullrich Bertelson LLP





Appleton, Wisconsin
March 27, 2001







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